Exhibit 99.1

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Arden Group, Inc.

CONTACT:	David M. Oliver

Chief Financial Officer

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE

	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces First Quarter Earnings

LOS ANGELES, CA May 8, 2003 – Arden Group, Inc. today released its sales and income figures for the first quarters ended March 29, 2003 and March 30, 2002, respectively.

Aden Group, Inc. is the parent company of Gelson’s Markets which operates 18 supermarkets in Southern California.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256     (310) 638-2842

2020 South Central Avenue, Compton, California 90220    FAX: (310) 631-0950

Exhibit 99.1

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ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
FIRST QUARTER REPORT

			Thirteen Weeks Ended
(In Thousands, Except Share and Per Share Data)			March 29, 2003	March 30, 2002
			(Unaudited)

Sales	(a	)	$100,364	$100,560

Operating income	(b	)	4,594	5,973
Interest, dividend and other income (expense), net			275	415

Income before income taxes			4,869	6,388
Income tax provision			1,982	2,603

Net income			$2,887	$3,785

Net income per common share:
Basic			$.86	$1.13

Diluted			$.85	$1.12

Weighted average common shares outstanding:
Basic			3,375,653	3,347,569

Diluted			3,379,300	3,365,610

(1)                                  Sales from the Company’s 18 supermarkets decreased 0.2% in the first quarter of 2003 compared to the same period of the prior year.  The first quarter of 2002 included Easter and Passover sales, which occurred in the second quarter of this year.  During the first quarter of 2003, the Silverlake/Los Feliz Mayfair location was converted to the Gelson’s name and format as part of a major remodel.  Sales at the store were adversely impacted by a ten-day closure and reduced customer traffic during the construction phase of the remodel which was completed in late March 2003.

(2)                                  Increases in workers’ compensation premiums, union pension contributions and union health and welfare benefit payments resulted in approximately $1,500 incremental expenses in the first quarter 2003 over the same period of the prior year.  Due to a decrease in the Company’s stock price during the first quarter of 2003, the Company reversed $164 in previously recorded expense related to stock appreciation rights (“SARs”).  In the first quarter of 2002, the Company recorded $426 expense related to SARs.

Arden Group, Inc.

2020 South Central Avenue Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950